Exhibit 99.1

Q2 2025 Results

NEW YORK – August 6, 2025 – CRH (NYSE: CRH), a leading provider of building materials solutions, today reported second quarter 2025 financial results.

Key Highlights
Summary Financials	Q2 2025	YoY Change
Total revenues	$10.2bn	+6%
Net income	$1.3bn	+2%
Net income margin	13.1%	(50bps)
Adjusted EBITDA*	$2.5bn	+9%
Adjusted EBITDA margin*	24.1%	+70bps
Diluted Earnings Per Share	$1.94	+3%

•Strong performance backed by favorable underlying demand, positive pricing and acquisition contributions
•Proven strategy and connected portfolio driving further growth and value creation
•$1.0bn invested in 19 acquisitions YTD; strong pipeline of M&A opportunities
•$2.1bn acquisition of Eco Material Technologies agreed; accelerating cementitious growth strategy
•Ongoing share buyback; $0.8bn completed YTD; commencing new $0.3bn quarterly tranche
•Declaring quarterly dividend of $0.37 per share (+6% YoY)
•Continue to expect positive activity across our key end-use markets in 2025
•FY25 guidance: Net income of $3.8bn-$3.9bn; Adjusted EBITDA* of $7.5bn-$7.7bn

Jim Mintern, Chief Executive Officer, said:1
"Our strong second quarter performance was driven by favorable underlying demand, disciplined commercial management and further contributions from acquisitions. CRH's proven strategy continued to drive higher sales, profits and Adjusted EBITDA margins*, while our robust balance sheet and financial capacity enabled us to allocate approximately $3 billion to growth investments and capital returns year-to-date. We completed 19 acquisitions year-to-date and continue to see an active pipeline of opportunities to further strengthen our market-leading positions in attractive growth markets. Underlying demand in our key end-use markets remains positive and we are pleased to raise our guidance for 2025."
1*Represents non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 12 to 13.

Exhibit 99.1
Q2 2025 Results
Performance Overview
Total revenues of $10.2 billion (Q2 2024: $9.7 billion) increased by 6% driven by the positive impact of acquisitions and disciplined commercial execution, which offset lower activity levels in weather-impacted regions. Net income of $1.3 billion (Q2 2024: $1.3 billion) was 2% ahead of the prior year. This growth reflects a strong underlying operating performance, which more than offset higher depreciation and interest expenses, as well as reduced gains from divestitures and disposals of long-lived assets during the period. Adjusted EBITDA* of $2.5 billion (Q2 2024: $2.3 billion) increased by 9% as a result of the continued delivery of CRH's connected strategy, positive pricing, good contributions from acquisitions and further operational efficiencies. CRH's net income margin of 13.1% was behind Q2 2024 (13.6%), while Adjusted EBITDA margin* of 24.1% (Q2 2024: 23.4%) was ahead of the comparable prior year period. Diluted Earnings Per Share (EPS) for Q2 2025 was $1.94 (Q2 2024: $1.88).

•Americas Materials Solutions' total revenues were 2% ahead of Q2 2024, driven by continued positive pricing and contributions from acquisitions, which offset weather-related activity challenges. Adjusted EBITDA was 4% ahead of the prior year period, supported by contributions from acquisitions, underlying commercial progress and ongoing cost management while the prior year benefited from higher gains on disposal of long-lived assets.

•Americas Building Solutions' total revenues were 2% ahead of Q2 2024, supported by contributions from acquisitions and strong demand in water infrastructure and data center activity. Adjusted EBITDA was 5% ahead of the prior year.

•International Solutions' total revenues were 13% ahead of Q2 2024, driven by strong contributions from acquisitions and sustained pricing momentum. Adjusted EBITDA was 23% ahead of the prior year, driven by good commercial management, operational efficiencies and contributions from acquisitions.

Acquisitions and Divestitures
In the three months ended June 30, 2025, CRH completed five acquisitions for a total consideration of $0.1 billion, compared with $0.4 billion in the same period of 2024. Americas Materials Solutions completed two acquisitions, while International Solutions completed three acquisitions.
For the six months ended June 30, 2025, CRH completed 13 acquisitions for a total consideration of $0.7 billion, compared with $2.6 billion in the first half of the prior year.
As announced on July 29, 2025, CRH has reached an agreement to acquire Eco Material Technologies (Eco Material), a leading supplier of Supplementary Cementitious Materials (SCMs) in North America, for a total consideration of $2.1 billion. The proposed acquisition puts CRH at the forefront of the transition to next generation cement and concrete and secures the long-term supply of high-value critical materials to unlock strong future growth opportunities. Eco Material is headquartered in Utah and operates a national network of fresh and harvested fly ash, pozzolans, synthetic gypsum and green cement operations distributed across a network of over 125 utility source locations, production facilities and terminals. The proposed transaction is subject to regulatory approval and customary closing conditions and is expected to close in 2025.
With respect to divestitures, in the three months ended June 30, 2025, cash proceeds from divestitures and disposals of long-lived assets were $31 million, compared with $0.4 billion in the same period in 2024. For the six months ended June 30, 2025, CRH realized cash proceeds from divestitures and disposals of long-lived assets of $0.1 billion, compared with $1.1 billion in the same period of the prior year.
Dividends and Share Buybacks
In line with the Company's policy of consistent long-term dividend growth, the Board has declared a quarterly dividend of $0.37 per share. This represents an increase of 6% on the prior year.
As part of its ongoing share buyback program, CRH repurchased approximately 3.7 million Ordinary Shares in Q2 2025 for a total consideration of $0.3 billion. On August 5, 2025, the latest tranche of the share buyback program was completed, bringing the year-to-date repurchases to $0.8 billion. The Company is pleased to announce that it is commencing an additional $0.3 billion tranche to be completed no later than November 5, 2025.

CRH Q2 2025 Results 2

Exhibit 99.1
2025 Full Year Outlook
The outlook for our business remains positive and we raise our financial guidance for 2025. We continue to expect favorable underlying demand across our key end-use markets in 2025, underpinned by significant public investment in critical infrastructure and continued re-industrialization activity in key non-residential segments. Within the residential sector, the new-build segment is expected to remain subdued, while repair and remodel activity remains resilient. Assuming normal seasonal weather patterns and absent any major dislocations in the political or macroeconomic environment, CRH’s proven strategy and leading positions of scale in attractive higher-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2025.

2025 Guidance (i)	Updated Guidance		Previous Guidance
(in $ billions, except per share data)	Low	High	Low	High
Net income (ii)	3.8	3.9	3.7	4.1
Adjusted EBITDA*	7.5	7.7	7.3	7.7
Diluted EPS (ii)	$5.49	$5.72	$5.34	$5.80
Capital expenditure	2.8	3.0	2.8	3.0

(i) The 2025 guidance does not assume any significant one-off or non-recurring items, including the impact of further potential changes to global trade policies, impairments or other unforeseen events.
(ii) 2025 net income and diluted EPS are based on approximately $0.6 billion interest expense, net, effective tax rate of approximately 23% and a year-to-date average of approximately 682 million diluted common shares outstanding.

CRH Q2 2025 Results 3

Exhibit 99.1
Americas Materials Solutions

Analysis of Change
in $ millions	Q2 2024	Currency	Acquisitions	Divestitures	Organic	Q2 2025	% change
Total revenues	4,406	(3)	+214	—	(108)	4,509	+2%
Adjusted EBITDA	1,193	(1)	+47	—	+2	1,241	+4%
Adjusted EBITDA margin	27.1%					27.5%

Americas Materials Solutions’ total revenues were 2% ahead of the second quarter of 2024, primarily driven by contributions from acquisitions and further pricing improvements.
In Essential Materials, total revenues increased by 4% due to positive pricing and favorable underlying demand in most regions. Aggregates pricing increased 4% year-on-year, reflecting a shift in product mix due to weather-related delays in the period. Cement pricing was up 2% reflecting regional variances across the footprint. Aggregates and cement volumes increased by 5% and 1%, respectively, with contributions from acquisitions offsetting the impact of adverse weather.
In Road Solutions, total revenues increased by 2%. Asphalt volumes decreased by 2% over the prior year due to adverse weather conditions, while pricing was stable. Readymixed concrete volumes increased by 6% over the prior year supported by acquisitions while pricing increased by 2%. Paving and construction revenues decreased by 2% due to weather-impacted activity levels.
Second quarter Adjusted EBITDA for Americas Materials Solutions was 4% ahead of the prior year, driven by acquisitions, improved pricing, and disciplined cost management while the prior year benefited from higher gains on disposal of long-lived assets. Adjusted EBITDA margin was 40bps ahead of the second quarter of 2024.

Americas Building Solutions

Analysis of Change
in $ millions	Q2 2024	Currency	Acquisitions	Divestitures	Organic	Q2 2025	% change
Total revenues	2,116	(1)	+83	(11)	(28)	2,159	+2%
Adjusted EBITDA	476	—	+22	(2)	+5	501	+5%
Adjusted EBITDA margin	22.5%					23.2%

Americas Building Solutions' total revenues were 2% ahead of the second quarter of 2024, as good commercial management and contributions from acquisitions offset adverse weather impacts in some markets.
In Building & Infrastructure Solutions, total revenues were 3% ahead of Q2 2024, driven by positive contributions from acquisitions and strong demand in water infrastructure and data center activity.
In Outdoor Living Solutions, total revenues were 2% ahead of the prior year period, with acquisitions mitigating the effects of subdued residential activity.
Adjusted EBITDA for Americas Building Solutions was 5% ahead of the second quarter of 2024 driven by acquisitions and cost savings initiatives. Adjusted EBITDA margin was 70bps ahead of the prior year period.

CRH Q2 2025 Results 4

Exhibit 99.1
International Solutions

Analysis of Change
in $ millions	Q2 2024	Currency	Acquisitions	Divestitures	Organic	Q2 2025	% change
Total revenues	3,132	+163	+430	(91)	(96)	3,538	+13%
Adjusted EBITDA	586	+27	+74	+5	+29	721	+23%
Adjusted EBITDA margin	18.7%					20.4%

International Solutions' total revenues were 13% ahead of the second quarter of 2024 primarily driven by contributions from acquisitions and favorable pricing, which were partially offset by reduced activity in some markets.
In Essential Materials, total revenues were 14% ahead of the comparable period in 2024 supported by positive pricing and strong contributions from acquisitions. Aggregates and cement volumes were 5% and 12% ahead of the comparable period in 2024, with pricing 3% and 2% ahead, respectively.
In Road Solutions, total revenues were 16% ahead of the comparable period in 2024, with volumes and prices in readymixed concrete ahead of 2024 by 21% and 9%, respectively, benefiting from higher activity levels and contributions from the Adbri acquisition. Asphalt volumes declined by 3%, as a result of lower activity levels while asphalt pricing declined 4% compared to the prior year.
Within Building & Infrastructure Solutions and Outdoor Living Solutions, total revenues were 6% ahead of the comparable period in 2024 supported by contributions from acquisitions.
Adjusted EBITDA in International Solutions was 23% ahead of the second quarter of 2024, driven by the successful integration of acquisitions, increased pricing and operational efficiencies. Adjusted EBITDA margin increased by 170bps compared to the prior year.

CRH Q2 2025 Results 5

Exhibit 99.1
Other Financial Items
Depreciation, depletion and amortization charges of $0.5 billion were $0.1 billion higher than the prior year (Q2 2024: $0.4 billion), primarily due to the impact of acquisitions and higher capital expenditure.
Gains on the disposal of long-lived assets of $29 million were lower than the prior year period (Q2 2024: $102 million) primarily due to the non-recurrence of certain land asset disposals in North America.
Interest income was $30 million for the three months ended June 30, 2025, a decrease of $6 million from the comparable period in 2024. Interest expense of $200 million was higher than the comparable period (Q2 2024: $155 million), primarily due to an increase in gross debt balances.
Other nonoperating (expense) income, net was ($9) million (Q2 2024: $23 million income) reflective of a loss on divestitures made during the period.
Diluted EPS rose to $1.94 (Q2 2024: $1.88), supported by a strong operating performance and the ongoing share buyback program.
Balance Sheet and Liquidity
Total short and long-term debt was $15.8 billion at June 30, 2025, compared with $14.0 billion at December 31, 2024, and $13.1 billion at June 30, 2024. In January 2025, the Company completed the issuance of $1.25 billion 5.125% Senior Notes due 2030, $1.25 billion 5.50% Senior Notes due 2035, and $0.5 billion 5.875% Senior Notes due 2055. In the six months ended June 30, 2025, $0.3 billion of Euro Commercial Paper was repaid, and the $1.25 billion Senior Notes due 2025 were repaid on maturity in May.
Net Debt* at June 30, 2025, was $13.4 billion, compared to $10.5 billion at December 31, 2024, and $10.3 billion at June 30, 2024. The increase in Net Debt* compared to December 31, 2024, reflects cash returns to shareholders through continued share buybacks and dividends, acquisitions, as well as the purchase of property, plant and equipment partially offset by inflows from operating activities.
As of June 30, 2025, CRH had $2.9 billion of cash and cash equivalents and restricted cash on hand (June 30, 2024: $3.9 billion) and $4.2 billion of undrawn committed facilities. During April 2025, the Company exercised a second one-year extension option on $4.1 billion of the undrawn committed facilities extending the maturity date to May 2030. At June 30, 2025, the weighted average maturity of the term debt (net of cash and cash equivalents) was 8.1 years.
As at June 30, 2025, the Company had a $4.0 billion U.S. Dollar Commercial Paper Program and a €1.5 billion Euro Commercial Paper Program. As at June 30, 2025, there was $1.0 billion of outstanding issued notes under the U.S. Dollar Commercial Paper Program and no outstanding issued notes under the Euro Commercial Paper Program. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Q2 2025 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EDT) on Thursday, August 7, 2025 to discuss the Q2 2025 results and 2025 outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, and a recording of the conference call will be made available afterwards.
Dividend Timetable
The timetable for payment of the quarterly dividend of $0.37 per share is as follows:

Ex-dividend Date:     August 22, 2025
Record Date:     August 22, 2025
Payment Date:     September 24, 2025

The default payment currency is U.S. Dollar for shareholders who hold their Ordinary Shares through a Depository Trust Company (DTC) participant. It is also U.S. Dollar for shareholders holding their Ordinary Shares in registered form, unless a currency election has been registered with CRH’s Transfer Agent, Computershare Trust Company N.A. by 5:00 p.m. (EDT)/10:00 p.m. (BST) on August 22, 2025.
The default payment currency for shareholders holding their Ordinary Shares in the form of Depository Interests is Euro. Such shareholders can elect to receive the dividend in U.S. Dollar or Pounds Sterling by providing their instructions to the Company’s Depositary Interest provider, Computershare Investor Services plc, by 12:00 p.m. (EDT)/5:00 p.m. (BST) on August 26, 2025.
CRH Q2 2025 Results 6

Exhibit 99.1
Appendices

CRH Q2 2025 Results 7

Exhibit 99.1
Appendix 1 - Primary Statements

The following financial statements are an extract of the Company’s Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and six months ended June 30, 2025, and do not present all necessary information for a complete understanding of the Company's financial condition as of June 30, 2025. The full Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months ended June 30, 2025, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended		Six months ended
	June 30		June 30
	2025	2024	2025	2024
Product revenues	7,919	7,308	13,531	12,676
Service revenues	2,287	2,346	3,431	3,511
Total revenues	10,206	9,654	16,962	16,187
Cost of product revenues	(4,083)	(3,759)	(7,909)	(7,336)
Cost of service revenues	(2,097)	(2,220)	(3,190)	(3,369)
Total cost of revenues	(6,180)	(5,979)	(11,099)	(10,705)
Gross profit	4,026	3,675	5,863	5,482
Selling, general and administrative expenses	(2,120)	(1,948)	(3,953)	(3,735)
Gain on disposal of long-lived assets	29	102	43	110
Operating income	1,935	1,829	1,953	1,857
Interest income	30	36	67	79
Interest expense	(200)	(155)	(381)	(288)
Other nonoperating (expense) income, net	(9)	23	(29)	184
Income from operations before income tax expense and income from equity method investments	1,756	1,733	1,610	1,832
Income tax expense	(425)	(430)	(367)	(411)
Income (loss) from equity method investments	1	6	(9)	2
Net income	1,332	1,309	1,234	1,423

Net (income) attributable to redeemable noncontrolling interests	(8)	(10)	(8)	(12)
Net (income) loss attributable to noncontrolling interests	(5)	(2)	(1)	2
Net income attributable to CRH	1,319	1,297	1,225	1,413

Earnings per share attributable to CRH
Basic	$1.95	$1.89	$1.79	$2.05
Diluted	$1.94	$1.88	$1.78	$2.03

Weighted average common shares outstanding
Basic	674.8	685.5	675.8	686.6
Diluted	677.7	688.8	679.9	691.1

CRH Q2 2025 Results 8

Exhibit 99.1
Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	June 30	December 31	June 30
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	2,876	3,720	3,066
Restricted cash	–	39	869
Accounts receivable, net	6,490	4,820	5,893
Inventories	5,051	4,755	4,514
Assets held for sale	–	–	67
Other current assets	734	749	704
Total current assets	15,151	14,083	15,113
Property, plant and equipment, net	23,017	21,452	19,235
Equity method investments	712	737	484
Goodwill	11,673	11,061	10,251
Intangible assets, net	1,239	1,211	1,086
Operating lease right-of-use assets, net	1,295	1,274	1,279
Other noncurrent assets	897	795	657
Total assets	53,984	50,613	48,105

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,303	3,207	3,363
Accrued expenses	2,266	2,248	2,272
Current portion of long-term debt	1,171	2,999	3,218
Operating lease liabilities	247	265	259
Liabilities held for sale	–	–	14
Other current liabilities	1,697	1,577	1,422
Total current liabilities	8,684	10,296	10,548
Long-term debt	14,642	10,969	9,900
Deferred income tax liabilities	3,202	3,105	2,914
Noncurrent operating lease liabilities	1,096	1,074	1,114
Other noncurrent liabilities	2,730	2,319	2,178
Total liabilities	30,354	27,763	26,654
Commitments and contingencies
Redeemable noncontrolling interests	389	384	335
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of June 30, 2025, December 31, 2024, and June 30, 2024	1	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 711,792,599, 718,647,277 and 725,113,896 issued and outstanding, as of June 30, 2025, December 31, 2024, and June 30, 2024 respectively	288	290	292
Treasury stock, at cost (38,589,802, 41,355,384 and 41,540,247 shares as of June 30, 2025, December 31, 2024 and June 30, 2024 respectively)	(2,028)	(2,137)	(2,143)
Additional paid-in capital	323	422	359
Accumulated other comprehensive loss	(345)	(1,005)	(813)
Retained earnings	24,106	24,036	23,030
Total shareholders’ equity attributable to CRH shareholders	22,345	21,607	20,726
Noncontrolling interests	896	859	390
Total equity	23,241	22,466	21,116
Total liabilities, redeemable noncontrolling interests and equity	53,984	50,613	48,105

CRH Q2 2025 Results 9

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Six months ended
	June 30
	2025	2024
Cash Flows from Operating Activities:
Net income	1,234	1,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,005	821
Share-based compensation	66	63
Gains on disposals from businesses and long-lived assets, net	(12)	(248)
Deferred tax expense	5	197
Loss (income) from equity method investments	9	(2)
Pension and other postretirement benefits net periodic benefit cost	12	18
Non-cash operating lease costs	134	151
Other items, net	2	(16)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(1,397)	(1,371)
Inventories	(107)	(175)
Accounts payable	(58)	232
Operating lease liabilities	(153)	(151)
Other assets	(250)	(107)
Other liabilities	249	(39)
Pension and other postretirement benefits contributions	(20)	(23)
Net cash provided by operating activities	719	773

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,300)	(1,130)
Acquisitions, net of cash acquired	(648)	(2,522)
Proceeds from divestitures	37	978
Proceeds from disposal of long-lived assets	65	118
Dividends received from equity method investments	13	15
Settlements of derivatives	(33)	(3)
Deferred divestiture consideration received	38	55
Other investing activities, net	33	(128)
Net cash used in investing activities	(1,795)	(2,617)

CRH Q2 2025 Results 10

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Six months ended
	June 30
	2025	2024
Cash Flows from Financing Activities:
Proceeds from debt issuances	4,542	3,370
Payments on debt	(3,352)	(1,691)
Settlements of derivatives	77	(3)
Payments of finance lease obligations	(46)	(21)
Deferred and contingent acquisition consideration paid	(13)	(10)
Dividends paid	(500)	(1,231)
Distributions to noncontrolling and redeemable noncontrolling interests	(22)	(22)
Transactions involving noncontrolling interests	2	–
Repurchases of common stock	(644)	(907)
Amounts related to employee share plans	(56)	–
Net cash used in financing activities	(12)	(515)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	205	(85)
Decrease in cash and cash equivalents, including restricted cash	(883)	(2,444)
Cash and cash equivalents and restricted cash at the beginning of period	3,759	6,390
Cash and cash equivalents and restricted cash at the end of period	2,876	3,946

Supplemental cash flow information:
Cash paid for interest (including finance leases)	251	216
Cash paid for income taxes	304	304

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	2,876	3,066
Cash and cash equivalents included in Assets held for sale	–	11
Restricted cash presented in the Condensed Consolidated Balance Sheets	–	869
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	2,876	3,946

CRH Q2 2025 Results 11

Exhibit 99.1
Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and investments, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
Reconciliation to its nearest GAAP measure is presented below:

	Three months ended		Six months ended
	June 30		June 30
in $ millions	2025	2024	2025	2024
Net income	1,332	1,309	1,234	1,423
(Income) loss from equity method investments	(1)	(6)	9	(2)
Income tax expense	425	430	367	411
Loss (gain) on divestitures and investments (i)	16	(23)	42	(183)
Pension income excluding current service cost component (i)	(5)	(1)	(9)	(2)
Other interest, net (i)	(2)	1	(4)	1
Interest expense	200	155	381	288
Interest income	(30)	(36)	(67)	(79)
Depreciation, depletion and amortization	528	424	1,005	821
Substantial acquisition-related costs (ii)	–	2	–	22
Adjusted EBITDA	2,463	2,255	2,958	2,700

Total revenues	10,206	9,654	16,962	16,187
Net income margin	13.1%	13.6%	7.3%	8.8%
Adjusted EBITDA margin	24.1%	23.4%	17.4%	16.7%

(i) Loss (gain) on divestitures and investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating (expense) income, net in the Condensed Consolidated Statements of Income.
(ii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 3 “Acquisitions” of the unaudited financial statements in the Quarterly Report on Form 10-Q. Expenses in the second quarter of 2024, primarily include legal and consulting expenses related to these non-routine substantial acquisitions.
Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation to its nearest GAAP measure for the mid-point of the 2025 Adjusted EBITDA guidance is presented below:

	Updated Guidance	Previous Guidance
in $ billions	2025 Mid-Point	2025 Mid-Point
Net income	3.9	3.9
Income tax expense	1.1	1.1
Interest expense, net	0.6	0.6
Depreciation, depletion and amortization	2.1	1.9
Other (i)	(0.1)	–
Adjusted EBITDA	7.6	7.5

(i) Other primarily relates to (income) loss from equity method investments and other nonoperating (income) expense, net.

CRH Q2 2025 Results 12

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its nearest GAAP measure is presented below:

	June 30	December 31	June 30
in $ millions	2025	2024	2024
Short and long-term debt	(15,813)	(13,968)	(13,118)
Cash and cash equivalents (i)	2,876	3,720	3,077
Finance lease liabilities	(442)	(257)	(147)
Derivative financial instruments (net)	(27)	(27)	(91)
Net Debt	(13,406)	(10,532)	(10,279)
(i) Cash and cash equivalents include cash and cash equivalents reclassified as held for sale of $11 million at June 30, 2024.

Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each reporting period.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of currency exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year reporting period (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in total revenues and Adjusted EBITDA by segment is presented with the discussion within each segment’s performance in tables contained in the segment discussion commencing on page 4.

CRH Q2 2025 Results 13

Exhibit 99.1
Appendix 3 - Disclaimer/Forward-Looking Statements

In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding demand outlook for 2025, including stability resulting from CRH's connected strategy; plans and expectations regarding government funding initiatives, including expected public investment in critical infrastructure and re-industrialization activity; plans and expectations regarding pricing momentum, costs, demand, and trends in residential and non-residential markets and macroeconomic and other market trends and dynamics in key end-use markets and other regions where CRH operates; expectations with respect to the impact of further potential changes to global trade policies; plans and expectations regarding acquisitions and divestitures and resulting synergies, benefits and contributions statements regarding the pipeline of M&A and other growth opportunities; statements regarding the consummation (including timing thereof), expectations and benefits of the pending acquisition of Eco Material; statements regarding CRH's supply of critical materials to support future growth; statements regarding CRH's position with respect to the transition to the next generation of cement and concrete; plans and expectations regarding return of cash to shareholders, including the timing, consistency and amount of share buybacks and dividends; expectations regarding CRH's credit rating with each of the three main ratings agencies; and plans and expectations regarding CRH's 2025 full year performance, including net income, Adjusted EBITDA, diluted EPS, capital expenditures, assumed interest expense and assumed effective tax rate.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; industry cyclicality and the demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of, or reductions or delays to, public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse public policy, economic, social and political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestitures; cyberattacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of the Annual Report on Form 10-K “Risk Factors” in CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC and in CRH's other filings with the SEC.

CRH Q2 2025 Results 14